Exhibit 21
SUBSIDIARIES OF BOIS d’ARC ENERGY, INC.

Name	Incorporation	Business Name
Bois d’Arc Oil & Gas Company, LLC(1)	Texas	Bois d’Arc Oil & Gas Company, LLC
Bois d’Arc Holdings, LLC(1)	Nevada	Bois d’Arc Holdings, LLC
Bois d’Arc Offshore, Ltd.(2)	Texas	Bois d’Arc Offshore, Ltd.
Bois d’Arc Properties, LP(3)	Nevada	Bois d’Arc Properties, LP

(1)	Subsidiary of Bois d’Arc Energy, Inc.

(2)	Bois d’Arc Oil & Gas Company, LLC is the general partner and Bois d’Arc Energy, Inc. is the limited partner of this partnership

(3)	Bois d’Arc Holdings, LLC is the general partner and Bois d’Arc Energy, Inc. is the limited partner of this partnership